Exhibit 99.1

FOR IMMEDIATE RELEASE

The Princeton Review Reports Fourth Quarter and Full Year 2010 Results

2010 Revenue Up 49%, Driving Adjusted EBITDA of $23.8 Million

FRAMINGHAM, Mass., March 9, 2011 – The Princeton Review, Inc. (NASDAQ: REVU), a leading provider of test preparation, educational support services and online career education services, reported financial results for the fourth quarter and fiscal year ended December 31, 2010.

Q4 and Full Year 2010 Financial Results

Total revenue in the fourth quarter of 2010 increased 24% to $40.6 million from $32.9 million in the prior year period. The quarterly increase was attributable to $21.6 million in revenues generated by the company’s Penn Foster division acquired in December 2009.

For the full year 2010, total revenue increased 49% to $214.4 million from $143.5 million in 2009, which was attributable to $96.4 million in revenues generated by Penn Foster.

Loss from continuing operations was $12.9 million in the fourth quarter of 2010, compared to a loss of $14.3 million in the prior year period. The quarterly loss included higher depreciation and amortization expenses of $7.6 million and higher interest expense of $5.1 million, primarily associated with the acquisition of Penn Foster and related financings.

For the full year 2010, loss from continuing operations was $50.4 million, compared to a loss of $13.9 million in 2009. The 2010 loss included higher depreciation and amortization expenses of $35.4 million and higher interest expense of $21.8 million, primarily associated with the Penn Foster acquisition and related financings.

Adjusted EBITDA in the fourth quarter of 2010 was $1.1 million, compared to a loss of $1.7 million in the prior year period (see “Reconciliation of Non-GAAP Financial Measures” below for an important discussion of this non-GAAP term). For the full year 2010, adjusted EBITDA increased 93% to $23.8 million from $12.3 million in 2009.

At the end of the fourth quarter of 2010, cash and cash equivalents totaled $14.8 million, compared to $10.1 million at December 31, 2009. The increase is primarily attributable to net proceeds from the refinancing of the company’s senior secured revolving credit facility and senior term note completed on August 6, 2010. As of December 31, 2010, the company had cash and accessible borrowing availability under the company’s $12.5 million revolving credit facility of $23.7 million, compared to $20.1 million at December 31, 2009.

Q4 2010 Operational Highlights

•	The Princeton Review’s joint venture with the National Labor College (NLC) was approved by the Middle States Commission on Higher Education.

•	The NLC’s initial programs developed under our joint venture received the endorsement of the Maryland Higher Education Commission.

•	The Higher Education Readiness Division completed the launch of a full suite of live online offerings across its six major test types.

•	Penn Foster launched its eCampus, offering students an online platform to interact with classmates as well as faculty. Over 35,000 students subscribed to eCampus in its first six months.

•	The Princeton Review began its e-Health Careers Program with Bristol Community College in New Bedford, Massachusetts.

Financial Results by Segment

Segment Revenues ($ in thousands)	Q4 10	Q4 09	Δ%	2010	2009	Δ%
Higher Education Readiness	$18,743	$23,741	-21%	$102,766	$110,414	-7%
Penn Foster	21,643	5,485	295%	96,387	5,485	1657%
Career Education Partnerships	254	—	n/a	597	—	n/a
SES	—	3,673	-100%	14,676	27,620	-47%

Total	$40,640	$32,899	24%	$214,426	$143,519	49%

Higher Education Readiness

Higher Education Readiness (formerly “Test Prep”) revenue for the fourth quarter of 2010 decreased 21% to $18.7 million from $23.7 million reported in the same year-ago quarter. The decrease was primarily due to lower retail revenue, as customers opted for the company’s lower-priced SAT preparation offerings.

For the full year 2010, Higher Education Readiness revenue decreased 7% to $102.8 million from $110.4 million in 2009. The decrease was primarily due to lower retail revenue, as customers opted for the company’s lower-priced SAT preparation offerings, partially offset by increased enrollments.

Penn Foster

Penn Foster revenue in the fourth quarter of 2010 was $21.6 million, compared to $5.5 million in the same year-ago quarter. Penn Foster’s revenue recorded in the fourth quarter of 2009 was not for the full quarter; it was primarily tuition sales from individual students enrolled and completing exams for the period from December 7, 2009 (the date the company acquired Penn Foster, a privately-held company) through the end of the quarter.

Based on the company’s estimates of Penn Foster’s full fourth quarter 2009 financial results, revenue decreased in the fourth quarter of 2010 by approximately 3%. The decline in quarterly revenue was the result of a lower number of enrollments outweighing an increase in revenue per enrollment. The lower number of enrollments reflect the company’s strategy to target more committed students, which the company expects will translate into better retention and, ultimately, higher profitability.

For the full year 2010, Penn Foster revenue totaled $96.4 million, and the company estimates this represents a 1% increase compared to the full year 2009.

Career Education Partnerships

Career Education Partnerships revenue in the fourth quarter of 2010 was $254,000. This revenue was generated exclusively by the third quarter launch of the Community College Partnerships program with Bristol Community College in New Bedford, Massachusetts. The program successfully enrolled 172 additional students during the quarter and classes began in October. The NLC accreditation process was completed in November and classes are expected to begin in March 2011.

SES

In light of the significantly altered landscape for private supplemental educational service providers, in the second quarter of 2010 the company announced it would exit the SES business effective by the end of the 2009 – 2010 school year. Due to the phase out of this business, there was no revenue in the fourth quarter of 2010 versus $3.7 million in the same year-ago quarter.

For the full year 2010, SES revenue decreased 47% to $14.7 million from $27.6 million in 2009.

Management Commentary

“Our results in the fourth quarter of 2010 continue to reflect a more cost-conscious retail test prep customer opting for a lower priced product, as well as a dynamic competitive environment,” said John Connolly, interim president and CEO of The Princeton Review. “The fourth quarter also marks the one year anniversary of the Penn Foster acquisition, and for the year we grew adjusted EBITDA by 14% in this segment over 2009. This improvement reflects the continued execution on our plan to generate more profit per student rather than focus on pure enrollment growth.

“The Community College Partnerships program enrolled 172 additional students during the fourth quarter. Also during the fourth quarter, the NLC received approvals from its accreditors and others for our NLC joint venture and we plan to begin teaching classes on a pilot basis in the first quarter of 2011, with a full launch during the Fall 2011 back-to-school season.”

“While 2010 was a year of significant investment in our strategic initiatives,” said Connolly, “we see 2011 being a year focused on action and execution within our core business, and transforming our strategic joint ventures into cash generating operations.”

Amendment to Bank Credit Facility

The Princeton Review was in compliance with its bank covenants in the fourth quarter of 2010 and has secured an amendment to the company’s financial maintenance covenants for each of the four quarters of 2011. The amendment provides greater flexibility by adjusting the leverage ratio and fixed charge coverage ratio covenants for 2011. In addition, the amendment increases the interest rate under the facility by 0.25% and adds a minimum liquidity covenant that requires the company to maintain a minimum level of cash and accessible borrowing availability under the company’s revolving credit facility.

Financial Outlook

For the full year 2011, The Princeton Review expects revenue of approximately $200 million to $210 million. The company also expects adjusted EBITDA to be between 11% and 12% of revenue in 2011. In 2010, excluding the results of the SES division, revenue was $200 million and adjusted EBITDA was 10.6% of revenue.

Conference Call

The Princeton Review will host a conference call at 9:00 a.m. Eastern time on March 10, 2011 to discuss its fourth quarter and full year 2010 results. The company’s senior management will host the presentation, which will be followed by a question and answer period.

To participate on the call, investors should dial the appropriate number 5-10 minutes prior to the start time.

Date: Thursday, March 10, 2011

Time: 9:00 a.m. Eastern time (6:00 a.m. Pacific time)

Dial-in number: 760-666-3600

Conference ID#: 48704453

A Web simulcast and replay will be available via the investor relations section of the company’s website at http://ir.princetonreview.com/events.cfm.

If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

A telephone replay will be available shortly after the call and accessible until April 10, 2011:

Toll-free replay number: 800-642-1687

Passcode: 48704453

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the company uses adjusted EBITDA, a non-GAAP financial measure, in analyzing and assessing the overall performance of the business. The company defines adjusted EBITDA as loss from continuing operations before income taxes, interest income and expense, depreciation and amortization, stock based compensation, restructuring expense, acquisition and integration expenses and certain other non-cash income and expense items. The other non-cash items include the purchase accounting impact to revenue of acquired deferred revenue, which would have been recognized if not for the purchase accounting treatment, a charge to cost of goods and services sold for the write-off of inventory in conjunction with the decision to exit the SES business, the loss from extinguishment and refinancing of debt, and gains and losses from changes in fair values of embedded derivatives.

The company believes that adjusted EBITDA can facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in tax positions, capital structures (affecting interest expense), the lives, methods and purchase accounting impact on fixed and intangible assets (affecting depreciation and amortization expense) and one-time charges not expected to reoccur in the future. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of the company’s profitability or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital;

•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies may calculate adjusted EBITDA differently than the company, thus limiting its usefulness as a comparative measure.

Unaudited Reconciliation of Adjusted EBITDA (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Loss from continuing operations	$(12,873)	$(14,322)	$(50,388)	$(13,902)
(Benefit) provision for income taxes	(1,100)	244	1,686	756
Interest expense	5,115	1,884	21,793	2,565
Interest income	(6)	(2)	(29)	(36)
Depreciation and amortization	7,636	3,534	35,439	8,347
Restructuring	324	2,532	4,327	7,711
Acquisition and integration expenses	1,678	2,699	5,362	2,984
Stock based compensation	380	826	3,454	2,979
Acquisition related adjustment-Revenue	23	135	877	135
Writeoff of SES inventory-Cost of goods and services sold	—	—	942	—
Loss from extinguishment and refinancing of debt	8	878	1,140	878
Gain from change in fair value of embedded derivatives	(114)	(100)	(757)	(100)
Other non-cash expense (income)	55	—	(46)	—

Adjusted EBITDA	$1,126	$(1,692)	$23,800	$12,317

About The Princeton Review

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 28 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education.

The company also owns and operates Penn Foster Education Group, a global leader in online education, providing career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades through the Penn Foster High School and Penn Foster Career School (www.pennfoster.edu). Penn Foster creates the platform to leverage the company’s Career Education Partnerships division which is comprised of ventures with the National Labor College (NLC) and Community College Partnerships (CCP). The venture with the NLC was formed to bring high-quality bachelor degree completion and certificate programs to the AFL-CIO’s 13 million members and the working adults in their families. The CCP venture is a partnership with community colleges to expand distance and hybrid learning opportunities. For more information, visit www.PrincetonReview.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

Company Contacts:

Chris Kasper

Chief Financial Officer

The Princeton Review, Inc.

Tel: 508-663-5050

Scott Liolios or Cody Slach

Investor Relations

Liolios Group, Inc.

Tel: 949-574-3860

REVU-e

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(unaudited)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$14,831	$10,075
Restricted cash	456	626
Accounts receivable, net of allowance of $997 and $769, respectively	9,744	15,765
Other receivables, including $71 and $760, respectively, from related parties	1,625	4,889
Inventory	7,488	7,997
Prepaid expenses and other current assets	3,633	5,883
Deferred tax assets	7,006	12,920

Total current assets	44,783	58,155

Property, equipment and software development, net	37,551	32,156
Goodwill	185,237	186,518
Other intangibles, net	106,174	106,115
Other assets	6,440	6,863

Total assets	$380,185	$389,807

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,914	$5,962
Accrued expenses	14,874	23,047
Deferred acquisition payments	5,750	—
Current maturities of long-term debt	6,258	4,597
Deferred revenue	29,783	32,887

Total current liabilities	63,579	66,493

Deferred rent	1,913	1,606
Long-term debt	124,516	142,072
Long-term portion of deferred acquisition payments	10,000	—
Other liabilities	6,202	5,552
Deferred tax liability	25,561	31,499

Total liabilities	231,771	247,222

Series D Preferred Stock, $0.01 par value; 300,000 shares authorized; 111,503 shares and no shares issued and outstanding, respectively	115,614	—

Series E Preferred Stock, $0.01 par value; 108,275 and 98,275 shares authorized, respectively; no shares and 98,275 shares issued and outstanding, respectively	—	97,326

Commitments and contingencies

Stockholders’ equity
Preferred stock, undesignated, $0.01 par value; 4,591,725 and 4,601,725 shares authorized, respectively; none issued and outstanding
Common stock, $0.01 par value; 100,000,000 shares authorized; 53,563,915 and 33,727,272 shares issued and 53,499,759 and 33,727,272 shares outstanding, respectively	536	337
Treasury stock (64,156 shares and no shares, respectively; at cost)	(168)	—
Additional paid-in capital	213,813	174,935
Accumulated deficit	(181,365)	(129,625)
Accumulated other comprehensive loss	(16)	(388)

Total stockholders’ equity	32,800	45,259

Total liabilities and stockholders’ equity	$380,185	$389,807

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue
Higher Education Readiness	$18,743	$23,741	$102,766	$110,414
Penn Foster	21,643	5,485	96,387	5,485
Career Education Partnerships	254	—	597	—
SES	—	3,673	14,676	27,620

Total revenue	40,640	32,899	214,426	143,519

Operating expenses
Costs of goods and services sold (exclusive of items below)	14,260	13,231	76,979	55,998
Selling, general and administrative	25,657	22,327	118,916	78,579
Depreciation and amortization	7,636	3,534	35,439	8,347
Restructuring	324	2,532	4,327	7,711
Acquisition and integration expenses	1,678	2,699	5,362	2,984

Total operating expenses	49,555	44,323	241,023	153,619

Operating loss from continuing operations	(8,915)	(11,424)	(26,597)	(10,100)
Interest expense	(5,115)	(1,884)	(21,793)	(2,565)
Interest income	6	2	29	36
Other income (expense), net	51	(772)	(341)	(517)

Loss from continuing operations before income taxes	(13,973)	(14,078)	(48,702)	(13,146)
Benefit (provision) for income taxes	1,100	(244)	(1,686)	(756)

Loss from continuing operations	(12,873)	(14,322)	(50,388)	(13,902)

Discontinued operations
(Loss) income from discontinued operations	(204)	11	(1,352)	(700)
Gain from disposal of discontinued operations	—	2,317	—	3,230
Provision for income taxes from discontinued operations	—	(1,092)	—	(1,014)

(Loss) income from discontinued operations	(204)	1,236	(1,352)	1,516

Net loss	(13,077)	(13,086)	(51,740)	(12,386)

Earnings to common shareholders from exchange and conversion of preferred stock	—	13,255	1,128	13,255
Dividends and accretion on preferred stock	(2,350)	(1,641)	(9,908)	(5,308)

Loss attributed to common stockholders	$(15,427)	$(1,472)	$(60,520)	$(4,439)

Earnings (loss) per share
Basic and diluted:
Loss from continuing operations	$(0.28)	$(0.08)	$(1.26)	$(0.18)
Income (loss) from discontinued operations	—	0.04	(0.03)	0.04

Loss attributed to common stockholders	$(0.29)	$(0.04)	$(1.29)	$(0.13)

Weighted average shares used in computing earnings (loss) per share
Basic and diluted:	53,485	33,727	46,868	33,728